EXHIBIT 5.1

[LETTERHEAD OF DREIER STEIN KAHAN BROWNE WOODS GEORGE LLP]

March 17, 2008

Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025

Re: Hythiam, Inc. - Registration Statement on Form S-8

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares (the “Shares”) of your common stock, $.0001 par value (“Common Stock”) issuable from time to time in connection with the Hythiam, Inc. 2007 Stock Incentive Plan (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Stock or options to purchase Common Stock under the Plan and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Shares when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dreier Stein Kahan Browne Woods George LLP